Exhibit 10.18

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

For the attention of: Sarah McClintock

Paris, 9 April 2010

STAND-ALONE FIRST DEMAND GUARANTEE

The undersigned sanofi-aventis, a société anonyme with capital of €2 636 958 104, registered office 174, avenue de France – 75013 Paris (the “Guarantor”) is duly represented for the purposes of the presents by Mr Jérôme Contamine, Executive Vice President and Chief Financial Officer, duly authorized by virtue of (i) a decision of the Board of Directors dated 28 April 2009, and (ii) a delegation of powers with respect to guarantees by Mr. Chris Viehbacher, Chief Executive Officer of the Guarantor, dated 27 July 2009. The Guarantor refers to the credit facility of a maximum term of 3 years and of a total principal amount of USD 15,000,000 (Fifteen Million United States Dollars) (such credit facility, hereinafter the “Facility” and such principal amount, the “Principal Amount of the Facility”) which can be utilized by way of drawdowns to be granted on or about the date hereof by HSBC Bank USA, National Association acting through its branch located at 452 Fifth Avenue, New York, NY (the “Bank”) to Scynexis Inc., a company incorporated under the laws of the state of Delaware, whose principal office is at 3501 C Tricenter Boulevard, Durham, North Carolina, 27713 USA (the “Borrower”). In this Guarantee, including in the recitals hereabove, “USD” denotes the lawful currency of the United States of America.

The Guarantor declares that it has full and complete knowledge of the terms and conditions of the Facility.

1. The Guarantor declares, in accordance with article 2321 of the Civil Code, that it undertakes irrevocably by the present Guarantee to pay the Bank, unconditionally and with no right to raise any exception whatsoever, on first written demand by the Bank, any sum claimed by the Bank in respect of the Facility, subject to the provisions of this Guarantee.

2. The Guarantor’s undertaking covers any sum claimed in writing by the Bank in respect of the Facility, subject to the following provisions.

3. The sums due by the Guarantor under this Guarantee (the “Sums Due”) shall be paid in USD.

The obligations of the Guarantor under the present Guarantee will remain in force until 30 April 2013, midnight Paris (France) time (the “Expiration Date”). After the Expiration Date, the present Guarantee will automatically cease to have effect as regards the obligations of the Guarantor under this Guarantee, whether or not the original is returned to the Guarantor, and the Guarantor will no longer be obliged to make any payment under the present Guarantee other than payment of any Sums Due claimed in a written request by the Bank for payment received by the Guarantor prior to the Expiration Date and which are still outstanding at said date (the “Residual Sums Due”).

4. Any payment delay after the due date of any sum due by the Guarantor to the Bank under the present Guarantee will automatically entitle the Bank to charge late payment interest until the date of effective payment by the Guarantor, at the rate indicated by the Bank as equating to its financing cost for USD, expressed on an annual basis, plus 1% per annum; no other default interest will be payable in relation to the Guarantor’s obligations under the Guarantee.

5. Partial demands are possible.

6. The present Guarantee constitutes an autonomous obligation of the Guarantor which is, in accordance with article 2321 of the Civil Code, independent from the Facility or any other relations that may exist between the Guarantor, the Bank and the Borrower, and from the situation of the Borrower. The present Guarantee will remain in full force and effect in all circumstances, in particular in the event that the Borrower becomes insolvent or is the subject of a voluntary creditors’ arrangement, any corporate recovery procedure, administration order, winding-up order or any other judicial or extra-judicial procedure aiming at the collective settlement of its liabilities, a corporate reorganization or similar processes. Notwithstanding the occurrence of such circumstances, the Guarantor will remain bound by its obligations under the present Guarantee and may not enforce against the Bank the terms and conditions of the Facility, any suspension of the accrual of interest or any deferred payment terms or other conditions that the Borrower, or any official liquidator or administrator or any other person may be entitled to rely upon vis-à-vis the Bank in connection with any such procedures or circumstances. The Guarantor moreover expressly waives its right to enforce any deferred payment terms, grace periods or waivers granted to the Borrower by any judge having jurisdiction.

7. It is moreover understood that the obligation entered into by the Guarantor under this Guarantee as described above cannot be affected or amended in any way and will remain fully and entirely valid notwithstanding (i) present or future implementation of any legislative measure of the United States of America, Delaware or North Carolina or of any regulations issued by the public authorities of any kind having the effect or consequence of affecting in any way the obligations of the Borrower under the Facility, in particular affecting the amount thereof, the maturity thereof or the applicable interest rate of the Facility, or the currency in which the Facility is denominated or meant to be repaid, (ii) any nationalization, expropriation, confiscation or other legislative, governmental or administrative measure of any kind affecting some or all of the assets of the Borrower and/or the direct or indirect interest of the Guarantor in the capital or net worth of the Borrower, (iii) any war, revolution or uprising in the United States of America, (iv) any change in the terms and conditions of the Borrower’s obligations to the Bank or any delay by the Bank in demanding payment from the Borrower or the Guarantor or (v) or any other circumstance which, but for the provisions contained in this Guarantee, would result in a discharge of the Guarantor’s obligations hereunder.

8. This Guarantee will remain in full force and effect even if the Guarantor ceases to hold all or part of the capital and/or voting rights subsisting under equity instruments or participating securities issued by the Borrower; the same will apply if the Borrower is or becomes a different structure of which the Guarantor ceases to be a stockholder or partner.

9. In addition to its unconditional and irrevocable obligation as defined above, the Guarantor agrees to reimburse the Bank on demand from the Bank accompanied by appropriate supporting documentation, all expenses including reasonable advisory and legal fees incurred in connection with the enforcement of the Guarantor’s obligations under this Guarantee (the “Guarantor’s Obligation to Pay Related Costs”).

10. All sums paid by the Guarantor under this Guarantee will be paid net and free of all current or future duties, levies and taxes of any kind withheld or deducted on behalf of any French or foreign tax authorities and with no set-off by the Guarantor against any sums owed by the Bank to the Guarantor for any reason. If the Guarantor is required to deduct from the sums it owes to the Bank under this Guarantee any amount in respect of any duty, levy, tax or deduction of any kind, it agrees to gross-up said sums so that the Bank will receive the sums that it would have received in the absence of such duty, levy, tax or deduction (the “Guarantor’s Gross-Up Obligation”).

11. As from the fifth Paris business day following the date of receipt by the Guarantor of a payment demand from the Bank under this Guarantee, the Bank will be entitled to set off any amount owed by the Guarantor to the Bank under the present Guarantee against any sum owed by the Bank to the Guarantor for whatever reason, even if said amount is not yet due for payment; and the Bank is hereby authorized to convert such sum into USD to allow such set-off. Notwithstanding this, the Bank’s (x) right to set off an amount owed by the Guarantor under the present Guarantee against any obligation of the Bank to the Guarantor subsisting under (i) a committed credit line (including any confirmed cash facility, any guarantee issuance facility, any facility for the issuance of letters of credit or similar instruments), (ii) an underwriting commitment, (iii) a future or spot market transaction, (iv) a forward financial instrument, or (v) a temporary transfer or loan of securities (any obligation of a type mentioned in (i), (ii), (iii), (iv) or (v) of this article 11 being referred to as a “Specific Obligation of the Bank”) and (y) the terms, conditions and effects of such set-off right (if any) will be governed exclusively by the terms of the relevant Specific Obligation of the Bank.

12. All obligations of the Guarantor under this Guarantee are capped at an amount equal to the arithmetical sum of (i) the Principal Amount of the Facility and (ii) the Additional Amount (such arithmetical sum, the “Cap”), the Cap being reducible in accordance with the provisions of this Guarantee; “Additional Amount” means an amount equal to 8 per cent. of the Principal Amount of the Facility, such amount representing the portion of the Cap relating to (i) the Guarantor’s Obligation to Pay Related Costs, (ii) the Guarantor’s Gross-Up Obligation and (iii) any interest owing by the Borrower under the Facility. Any payment made to the Bank under this Guarantee and any set-off by the Bank under article 11 of this Guarantee or under the terms of a Specific Obligation of the Bank in USD will automatically reduce the Cap by the amount of such payment or of such set-off and hence reduce the Guarantor’s undertaking under this Guarantee. Any set-off by the Bank under article 11 of this Guarantee or under the terms of a Specific Obligation of the Bank where the Bank’s obligation is expressed in a currency other than USD, will reduce accordingly and automatically in EUR the Cap and the Guarantor’s obligation under this Guarantee; the applicable exchange rate will be the appropriate spot exchange rate quoted by a leading bank in Paris on the date of the payment or set-off; if on that date USD is unavailable, non-convertible, non-transferable or non-exchangeable or if on such date the relevant exchange rate is not available, the applicable rate will be the latest available appropriate spot exchange rate used by such a bank. The Guarantor’s obligation under the present Guarantee relates to any sums claimed by the Bank on one or more occasions, up to the amount of the Cap, as the same may have been reduced and is remaining as of the date of the demand for payment or set-off.

13. The rights of the Bank under the present Guarantee are granted by the Guarantor intuitu personae. Said rights may not be assigned or transferred without the prior written consent of the Guarantor. The same applies to any receivable owing by the Guarantor to the Bank under this Guarantee. The Guarantor shall not unreasonably withhold its consent in the event of the merger or reorganization of the Bank, whether by way of universal transfer of assets and liabilities of the Bank or by way of partial transfer of the Bank’s assets to a third party. Notwithstanding the foregoing, the Bank’s rights under this Guarantee and any receivable owed to the Bank as a result of this Guarantee may be assigned or transferred without the Guarantor’s consent if said rights or debt are assigned or transferred to (i) any entity controlled, within the meaning of article L.233-3 of the Commercial Code, by the Bank, (ii) any entity controlling, within the meaning of said article L.233-3, the Bank (such other entity being called the “Bank’s Holding Company”) or (iii) any entity, other than the Bank, also controlled within the meaning of said article L.233-3 by the Bank’s Holding Company.

14. The present Guarantee will be additional to any other guarantee, indemnity or other security interest or collateral whether contractual, having arisen by operation of law or resulting from a judgment or court order and subsisting for the benefit of the Bank and which the Bank may enforce as it sees fit and in the order and for the amounts it sees fit without being required to provide any explanation to the Guarantor.

15. Any payment by the Guarantor will be validly made if made by transfer to the Bank at such account as the Bank may specify in writing. No failure to pay shall be capable of occurring and shall be attributable to the Guarantor under this Guarantee as long as the Guarantor shall not have received from the Bank all relevant account and banking details allowing the Guarantor to make USD denominated payments hereunder to the Bank.

16. Any written communication (including payment demands) relating to the present Guarantee will be sent, unless indicated otherwise in the present Guarantee, by mail or facsimile (or registered letter with acknowledgment of receipt or any other similar method) to the following addresses (or to any other addresses duly notified to the other party in good time);

(a)	if the communication is sent by the Guarantor to the Bank:

HSBC Bank USA, National Association

For the attention of: Sarah McClintock

Fax: 212-642-0314

With copy to: Donna Riley

Fax: 917-229-5285

(b)	if the communication is sent by the Bank to the Guarantor:

sanofi-aventis

174, avenue de France

75013 – Paris, France

For the attention of:	Mr. Jérôme Contamine,
Executive Vice-President and Chief Financial Officer

Fax: +33 (0)1 53 77 46 77

With copy to:	Mr. Olivier Klaric Vice-President Financing and Treasury

Fax: +33 (0)1 55 71 34 80

17. The present Guarantee is governed by and shall be construed in accordance with French law. The courts falling within the territorial jurisdiction of the Tribunal de Commerce of Paris, France, are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee.

Signed on behalf of sanofi-aventis

By:	/s/ Jerome Contamine
Name:	Jerome Contamine
Title:	Executive Vice President and Chief Financial Officer
Date:	9 April 2010

Acknowledged and agreed HSBC Bank USA, National Association

By:	/s/ Sarah McClintock
Name:	Sarah McClintock
Title:	Senior Vice President
Date:	9 April 2010

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